Exhibit 99.4

Offer to Exchange
7 3/4% Senior Notes due 2014
which have been registered under the Securities Act of 1933, for any and all outstanding
7 3/4% Senior Notes due 2014
of
GULFMARK OFFSHORE, INC.

To Our Clients:

     Enclosed is a Prospectus, dated ___, 2004, of GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange its 7 3/4% Senior Notes due 2014 (the “Exchange Notes”), pursuant to an offering under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 7 3/4% Senior Notes due 2014 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

     Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on ___, 200___, unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request information as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     You will notify us of your wish to tender any or all of the Old Notes held by us for your account and confirm that we may on your behalf make the representations and warranties in the Letter of Transmittal by duly signing, completing and returning to us the enclosed Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner of GulfMark Offshore, Inc. 7 3/4% Senior Notes due 2014 at least ___days before the expiration date specified above.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) it has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes and to acquire Exchange Notes issuable upon the exchange of Old Notes; (ii) when the Old Notes are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; (iii) the tendered Old Notes are not subject to any adverse claims or proxies; (iv) it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Old Notes; (v) it will comply with its obligations under the Registration Rights Agreement; (vi) it has read and agrees to all of the terms of the Exchange Offer; (vii) it is not an “affiliate” of the Company; (viii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business; and (ix) it is not participating and does not intend to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes.

     If the tendering holder is a broker-dealer that will receive Exchanges Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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